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                                                                    EXHIBIT 10.1

                                 LOAN AGREEMENT

                                  March 6, 2000




Park Pharmacy Corporation
Attention: Mr. Thomas R. Baker, President
10711 Preston Road, Suite 250
Dallas, Texas 75230

Dougherty's Pharmacy, Inc.
Attention: Mr. Thomas R. Baker, President
10711 Preston Road Suite 250
Dallas, Texas 75230

RX-Pro.Com, Inc.
Attention: Mr. Thomas R. Baker, President
10711 Preston Road, Suite 250
Dallas, Texas 75230


Gentlemen:

         This Loan Agreement (the "Loan Agreement"), when countersigned by an authorized officer of each corporation, Park Pharmacy Corporation ("Park"), a Colorado corporation, Dougherty's Pharmacy, Inc. ("Dougherty"), a Texas corporation, and RX-Pro.Com, Inc. ("RX"), a Texas corporation (hereinafter for convenience sometimes collectively, jointly or singly referred to as "Borrower"), will set forth the terms of a multiple obligation credit facility by and between Borrower and BANK OF TEXAS, N.A.("Bank"):

1. CREDIT FACILITY. Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, governing, and/or pertaining to the Loan, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the "Loan Documents"), which includes but is not limited to execution of all required documentation, payment of all fees and expenses of Bank, and tender of all enumerated documentation relating to each Borrower, Bank hereby agrees to provide to Borrower the credit facility hereinbelow described (the "Credit Facility") and more particularly set forth in the Loan Documents:


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         a.       $3,000,000.00 Revolving Line of Credit. Subject to the terms and conditions set forth herein and satisfaction of all of Borrower's obligations under the Loan Documents, Bank agrees to lend to Borrower on a revolving basis from time to time during the period commencing on the date hereof and continuing through February 28, 2002, the maturity date of one of the two promissory notes evidencing this Credit Facility from time to time, such amounts as Borrower may request hereunder; provided, however, (i) the total principal amount outstanding at any time shall not exceed $3,000,000.00 (the "Revolving Line of Credit" or the "Maximum LOC Commitment Amount"), and
                  (ii) notwithstanding anything to the contrary herein, amounts outstanding on the Revolving Line of Credit shall not exceed the lesser of the Borrowing Base or the Maximum LOC Commitment Amount. Borrower's right to borrow further funds under the Revolving Line of Credit shall be limited to the Borrowing Base as established by the terms thereof. Subject to the terms and conditions of the Revolving Line of Credit, Borrower may borrow, repay and reborrow amounts thereunder. The sums advanced under the Revolving Line of Credit shall be used by the Borrower to provide (i) working capital support for Borrower, (ii) acquisition financing of other pharmacies and/or pharmaceutical/medical supply concerns, and (iii) refinancing of existing debt owed by any one or more of the three corporations comprising Borrower.

         b. $336,000.00 Term Note. Subject to the terms and conditions set forth herein and satisfaction of all obligations of the Borrower in the Loan Documents, Bank agrees to lend Borrower on a term basis beginning on the date hereof and continuing for a term of five (5) years, in a single advance the lesser of (i) $336,000.00 or (ii) the Term Loan Borrowing Base. This Note (the "Term Equipment Loan") will amortize fully on the basis of a five (5) year mortgage amortization and mature on February 28, 2005. Funding will be limited to the lesser of the face amount of the Term Equipment Loan or 80% of the depreciated book value at cost of all machinery and equipment (the percentage result referred to as the "Term Loan Borrowing Base"and the personalty referred to as the "equipment") as shown on the consolidated financial statements of the Borrower dated December 31, 1999. The equipment must be owned by Borrower. No leased or third party owned equipment shall be included in the listing of equipment pledged, but shall include all equipment currently owned by the Borrower. The monies advanced on the Term Equipment Loan will be used by Borrower to provide (i) working capital support for Borrower,
                  (ii) acquisition financing of other pharmacies and/or pharmaceutical/medical supply concerns, and (iii) refinancing of existing debt owed by any one or more of the three corporations comprising Borrower.

         c. The two (2) notes (a "Note" or the "Notes") will provide that the Notes are cross- collateralized and cross-defaulted. Park shall have the option to add Additional Collateral (defined below) to the Borrowing Base upon acquisition of a future subsidiary subject to provision in form and substance to the satisfaction of Bank of (i)

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                  a written Guaranty of the Revolving Line of Credit( in form substantially similar to the attached Exhibit "B"), (ii) a written pledge and security agreement (substantially in the form of the attached Exhibit "C"), (iii) a written opinion of counsel containing opinions of the type delivered by Borrower's current counsel at closing and an opinion to the effect that the act of pledging assets to secure the debt of Borrower is not subject to a fraudulent conveyance claim, (iv) execution and delivery of all necessary financing statements or other documentation or agreements required by Bank to perfect a first and prior security interest in the Additional Collateral, (v) evidence of the authorization and binding effect of that future subsidiary's proffered performance under those new agreements and/or documents, and (vi) payment of all Bank's costs, including without limitation reasonable attorney's fees,

All advances under the Notes and the amounts from time to time outstanding shall be collectively called the "Loan". Bank reserves the right to require Borrower to give Bank not less than three (3) Business Days' prior written notice of each requested advance under Revolving Line of Credit Note not advanced at closing, specifying (i) the aggregate amount of such requested advance and providing evidence of or the particulars establishing Borrower's eligibility under the Borrowing Base, all as more particularly set forth in the Revolving Line of Credit Note (as hereinafter defined), and (ii) the requested date of such advance, with such advances to be requested in a written form satisfactory to Bank.

2. PROMISSORY NOTES. The Loan shall be evidenced by two (2) promissory notes (together with any renewals, extensions, modifications, and/or increases thereof, if any [and none is committed by Bank], the "Revolving Line of Credit Note" and the "Term Equipment Note" respectively, with each Note providing for joint and several liability, duly executed by an authorized officer of Park, Dougherty and RX, and payable to the order of Bank), in the stated aggregate principal amount of up to $3,336,000.00 (the "Commitment Amount"), and otherwise in form and substance acceptable to Bank. Interest on the Notes shall accrue at the various rates set forth below. The principal of and interest on the two (2) Notes comprising the Loan shall be due and payable in accordance with the terms and conditions set forth in each of the Notes and in this Loan Agreement.

3. COLLATERAL. As collateral and security for the indebtedness evidenced by the Notes and any and all other indebtedness or obligations related to or arising under the Notes (collectively the "Indebtedness"), Borrower has pledged and assigned to Bank, its successors and assigns, a first and prior lien and security interest in the following property or property interests of Borrower as follows:

         a. Revolving Line of Credit Note: (i) all stock owned by Park of Dougherty and RX together with all tangible personal property of Park now existing or hereafter acquired and (ii) all accounts receivable, inventory, cash and all other tangible personal property of Dougherty and RX, including without limitation, insurance policies thereto and all proceeds therefrom (the "LOC Collateral"), more particularly described in those three (3) certain Pledge Agreement or Pledge and Security Agreements dated of even date herewith, executed as appropriate, by Park,

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                  Dougherty and RX to or for the benefit of Bank (each hereafter referred to as a "Pledge Agreement"). Park, Dougherty and RX agree to execute such other agreements and documents as Bank shall deem appropriate and otherwise require from time to time to more fully create and perfect Bank's first and prior liens and security interests in the LOC Collateral. Borrower confirms that each entity comprising Borrower owns the LOC Collateral free and clear of all security interests and liens of any type after closing and the payoff of any loan balance of Borrower then outstanding, as applicable.

         b. Term Equipment Note: the equipment of Dougherty and RX, and all insurance policies, warranties, and service contracts associated therewith (the "Term Note Collateral"). Borrower will provide Bank all necessary documentation to evidence this Note and all security for the repayment thereof.

         c. Guaranty Agreements: If Park elects to add eligible assets of any future subsidiary to the Borrowing Base, as part of the requirements discussed above Borrower further agrees to provide to Bank as additional security for repayment of the Credit Facility separate written guaranty agreements (each hereafter referred to as a "Guaranty") substantially in form of the attached Exhibit "B" or as otherwise required by Bank in its sole discretion by each future subsidiary of Park. Each Guaranty will remain in effect until both Notes and all costs and expenses due therein are fully paid. Each Guaranty shall expressly provide that the Bank will be entitled to proceed to enforce its rights in the LOC Collateral against one or more Guarantor without proceeding against any one or all of the three entities comprising the Borrower, any other Guarantor, or in any combination thereof, or in respect of any collateral which secures the Credit Facility in such manner, time and sequence as the Bank shall determine in its sole and absolute discretion.

         d. Cross-collateralization and cross-default: The Notes shall provide that all collateral for that Note is also collateral for the other Note, and also state that a default in the payment of one Note or in the performance of Borrower's or any other party's obligations under the Loan Documents associated thereto shall also be a default under the provisions of the other Note.

         e. Definitions: The following definitions shall apply to the Loan Documents and the terms and provisions thereof.

                           (i) "Accounts Receivable" Any present or future right to receive payment as shown on the books and records of Borrower, including without limitation accounts receivable established in the ordinary course of business, contract rights evidencing a debt or obligation of a third party not an affiliate, a tax refund due to Borrower based on a filed tax return, or any other

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                           account, chattel paper or document which evidences a
                           right of Borrower to receive payment from a third party, not an affiliate of Borrower.

                           (ii) "Affiliate" Any partnership, joint venture, company, association or other entity related to Borrower by common ownership.

                           (iii) "Borrowing Base" The sum of (a) Eligible Inventory plus (b) 80% of Eligible Accounts Receivable.

                           (iv) "Contra Accounts" Any account receivable where Borrower has a corresponding account payable. Stated differently, any situation where there are mutual accounts receivable and accounts payable existing between Park, Dougherty or RX or any future subsidiary of any one or more of Borrower in respect of inter-company obligations as well as any obligations with a third party.

                           (v) "Government Accounts" Any account receivable from any governmental agency which is not a "pre-approved Medicare/Medicaid account." Included within this definition would be any Medicare account based upon assignments for durable goods, "walk-in" accounts or other accounts subject to governmental audit.

                           (vi) "Guarantor" Any future subsidiary of Borrower which executes and delivers to Bank a written guaranty of the Credit Facility and a Pledge Agreement granting a first and prior security interest in certain of its personal property which is eligible LOC Collateral.

                           (vii) "Five Percent Past Due Rule" Any relationship with a customer where more than five percent (5%) of the account balance is more than ninety (90) days outstanding shall result in the entirety of the account receivable to that customer being excluded from eligible accounts receivable.

                           (viii) "Ten Percent Concentration Rule" Any accounts receivable representing more than ten percent (10%) of Borrower's receivable relationship owed by any one third party.

                           (ix) "Ineligible Accounts Receivable" Any account receivable more than ninety (90) days outstanding and any account receivable required to be subtracted from total accounts receivable in accordance with the requirements of Schedule 1 to Exhibit "A" attached to this Agreement.

                           (x) "Eligible Accounts Receivable" Any account receivable which is not an ineligible account receivable as defined above.

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                           (xi) "Eligible Inventory" Those items held for sale
                           to third parties not otherwise held for or as consigned goods as reflected on the books and records of Borrower at fifty percent (50%) of FIFO, cost basis accounting method applying generally accepted accounting principles ("GAAP").

                           (xii) "Eligible Equipment" All equipment actually owned by Borrower valued as carried on the books and records of that owning entity at eighty percent (80%) of the depreciated book value at cost of all such eligible items.

                           (xiii) "Additional Collateral" Collateral which is satisfactory to the Bank and of the same type, character and quality originally pledged to secure the Credit Facility, but excluding any Collateral pledged for the Term Equipment Note, originally pledged for the Revolving Line of Credit, any asserted value for any Guaranty or any Collateral which Borrower and/or Borrower's future subsidiaries do not own and cannot provide a first and prior perfected security interest to Bank.

4.       REDUCTION OF REVOLVING LINE OF CREDIT NOTE.

         a. Mandatory Reduction. At any time the amount advanced and outstanding on the Revolving Line of Credit Note is in excess of eighty per cent (80%) of the eligible accounts receivable and the eligible inventory pledged to Bank, Borrower shall immediately make a payment on the Loan within five (5) business days in amount sufficient to reduce the outstanding balance of the Revolving Line of Credit Note to an amount equal to or less than the Borrowing Base, or Borrower shall cause to be pledged to the Bank Additional Collateral in form reasonably satisfactory to the Bank. Upon either party obtaining knowledge that Borrower is not in compliance with the Borrowing Base, Borrower shall not be entitled to any further advances on the Revolving Line of Credit Note until such time as Borrower has made the payment provided above or pledged Additional Collateral to increase the Borrowing Base to a level of compliance. Payment of the required amount to bring the outstanding balance of the Revolving Line of Credit
                  Note into compliance with the provisions of this Agreement shall be made on or before five (5) business days after the date Borrower shall have filed a report with Bank hereunder reflecting that set of facts. Any action by Borrower to pledge Additional Collateral may allow the Maximum LOC Commitment Amount to be increased as supported by the Borrowing Base, but never to an amount in excess of $3,000,000.00.

         b. Advancement on Term Equipment Note. Borrower shall be entitled to one (1) advance on the Term Equipment Note in the amount and based upon the provisions of paragraph 1(b), above. The amount of advancement to the Term Equipment Note shall be the lesser of $336,000.00 or the value of equipment on the books and records

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                  of the Borrower which is represented by Borrower to be the depreciated book value at cost of each such item of equipment.

5. REPRESENTATIONS AND WARRANTIES. Park, Dougherty and RX hereby jointly and severally represent and warrant, and upon each request for an advance under the Credit Facility further so represent and warrant, to Bank as follows:

         a. Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower, and where applicable by each Guarantor, constitute legal, valid and binding obligations of Borrower and where applicable of each Guarantor, enforceable in accordance with the respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

         b. No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under any law, governmental regulation, court decree or order applicable to Borrower, or
                  (ii) require the consent, approval or authorization by any third party, other than the action to be taken by each Guarantor in executing and delivering a Guaranty and a Pledge Agreement as provided above.

         c. Financial Condition. Each financial statement of Borrower and of any future subsidiary of Park supplied to the Bank fairly discloses and presents Borrower's and/or each of Park's Subsidiary's respective financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of Borrower and of each of Guarantor subsequent to the date of the most recent financial statements supplied to the Bank.

         d. Litigation. There are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower, or the property of Borrower and/or of a Guarantor, if applicable, before any court or governmental department, commission or board, which, if determined adversely to Borrower and/or any Guarantor, if applicable, would have a material adverse effect on the financial condition, properties, or operations of Borrower and/or any Guarantor.

         e. Taxes; Governmental Charges. Borrower and, if applicable, each Guarantor have filed all federal, state and local tax reports and returns required by any law or regulation to be filed by Borrower (and if applicable by a Guarantor) and each filing party has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the

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                  assessment of any material amount of additional taxes in
                  excess of those paid and reported is not reasonably expected.

6. CONDITIONS PRECEDENT TO ADVANCES. Bank's obligation to make any advance under this Loan Agreement relating to any one of the two (2) Notes and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such advance and after giving effect thereto (i) all representations and warranties made to Bank in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date, (ii) no material adverse change in the respective or consolidated financial condition of Borrower (and a Guarantor, if applicable) since the effective date of the most recent financial statements furnished to Bank by Borrower shall have occurred and be continuing, (iii) no event has occurred and is continuing, or would result from the requested advance, which with notice or lapse of time, or both, would constitute an Event of Default (as hereinafter defined), (iv) Bank has received all Loan Documents appropriately executed by Borrower and all other proper parties and Borrower has paid any and all fees and expenses due Bank hereunder, and (vi) Borrower has submitted all required certificates and other documentation to request an initial or subsequent (where, when and to the extent permitted) advance on the Credit Facility.

7. AFFIRMATIVE COVENANTS. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower agrees and covenants that Borrower will, unless Bank shall otherwise consent in writing:

         (a) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each of the months of each fiscal year of Borrower, Borrower will provide Bank a separate financial report for the month ending for Park, Dougherty, and RX. Each report will contain a copy of an unaudited financial report of those three entities as of the end of such month and for the portion of the fiscal year then ended, containing balance sheets, statements of income, statements of retained earnings, statements of changes in financial position and cash flow statements, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the respective chief financial officer of Borrower to have been prepared in accordance with generally accepted accounting principles and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Park, Dougherty and RX at the date and for the periods indicated therein;

         (b)      Quarterly Consolidated Financial Statements. Within forty-five
                  (45) days of the end of each fiscal quarter, Borrower shall provide a quarterly consolidated financial statement for Borrower and any future subsidiary of Park. Each such quarterly report shall summarize the prior quarterly end balances and contain such all detail as is provided in the monthly financial statements summarized for the quarter and reflected

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                  on a consolidated basis for Borrower and any future subsidiary of Park, all in reasonable detail and certified by the respective chief financial officer of Borrower. Each such summary shall be prepared in accordance with generally accepted accounting principles and fairly and accurately present the financial condition and results of operations of the Borrower on a consolidated basis for that quarter ending;

         (c) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower beginning with the fiscal year ended June 30, 2000, Borrower will provide Bank a copy of the annual audited consolidated financial statements for Park, Dougherty and RX and any Guarantor for such fiscal year containing balance sheets, income statements, statements of retained earnings, statements of changes in financial position and cash flow statements, as at the end of each such fiscal year and for the twelve (12) month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to the Bank, to the effect that such report has been prepared in accordance with generally accepted accounting principles;

         (d)      Borrowing Base Certificate. Furnish to the Bank, within thirty
                  (30) days of the end of each month, a Borrowing Base Certificate (in the form of Exhibit "A" to this Agreement) for the previous month end, together with a monthly listing and aging of accounts receivable which includes a complete and correct list of the account debtors, their addresses and the amount owing to Borrower and/or each Guarantor, if applicable, by each such account debtor;

         (e) Inventory Schedule. Furnish to the Bank, at its request, but no less frequently than annually, beginning July 31, 2000, on or before thirty (30) days from the end of the fiscal year end period, a schedule of all inventory in a form satisfactory to the Bank;

         (f) Listing of Accounts Payable. Furnish to the Bank, at its request, a listing and aging of accounts payable of the Borrower and, if applicable, each Guarantor;

         (g)      Certificate of No Default. Furnish to the Bank, within thirty
                  (30) days of the end of each month, a separate Certificate of No Default signed by an officer of Park, Dougherty and RX in the form of Exhibit "D" attached hereto and incorporated by reference to the effect that to the best of his knowledge and after reasonable investigation no Event of Default (as hereinafter defined) has occurred hereunder or under any other agreement to which the Borrower is a party or by which it is bound or by which any of its properties or assets may be affected and the default thereunder is material to Borrower's financial condition, and no event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default has occurred and is continuing;

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         (h)      Notice of Default. Give notice to the Bank immediately in
                  writing of the occurrence of any Event of Default and each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, any change in the name or address of the Borrower, any change in name, identity or Borrower structure, and any uninsured or partially uninsured loss through fire, theft, liability or property damage, except deductible amounts;

         (i) Notice of Litigation. Promptly give notice to the Bank of all litigation and all proceedings before governmental or regulatory agencies affecting the Borrower or any future subsidiary of Park, excepting only litigation or proceedings not materially affecting the operations or financial condition of the Borrower and/or of each Guarantor;

         (j) Notice of Material Adverse Effect. As soon as possible and in any event within five (5) days after the occurrence thereof, provide written notice of any matter that could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or, if applicable, a Guarantor;

         (k) Guarantor Financial Statements. Furnish to the Bank, within ninety days of the end of the fiscal year on June 30, corporate financial statements and trial balances and cash flow statements of each Guarantor;

         (l) Further Assurances. From time to time, upon request by the Bank, execute and deliver to the Bank any instrument, document, assignment or other writing which may be necessary or advisable in the Bank's opinion to carry out the terms of the Agreement and to perfect the Bank's security interest in and facilitate the collection of any Collateral securing the Credit Facility;

         (m) Insurance. Maintain insurance with financially sound and reputable insurance companies at least in such amounts and against such risks as are usually insured against by persons engaged in similar businesses. Each policy covering Collateral shall name the Bank as loss payee or additional insured, as appropriate, and provide that such policy will not be canceled without thirty (30) days prior written notice to the Bank;

         (n) Existence. Maintain its existence as a corporation duly incorporated and in good standing under the law of the jurisdiction under which it is incorporated and continue to be duly licensed or qualified as a foreign corporation in all jurisdictions wherein the character of the property owned or leased by it or the nature of the business transacted by it makes licensing or qualification necessary by a foreign corporation;

         (o) Inspection. Make available to the Bank's officers or representatives, at any reasonable time, the books and records of the Borrower, including, but not limited to, the

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                  accounts receivable files, inventory records, general ledger, and correspondence files. The Bank has the right to examine its Collateral at any reasonable time without prior notice;

         (p) Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations and orders of any court, governmental authority or arbitrator;

         (q) Taxes. Pay and discharge all taxes, assessments and governmental charges ("taxes") imposed upon the Borrower or its property or property used by Borrower in the conduct of its business prior to maturity or before the taxes become delinquent;

         (r) Current Ratio. Maintain at all times on a consolidated basis, a ratio of current assets less any type of prepaid assets to current liabilities of not less than 1.5 to 1.0 as determined in accordance with generally accepted accounting principles, consistently applied;

         (s) Tangible Net Worth. To have at the making of the Notes a consolidated tangible net worth of at least $1,750,000.00. Borrower's Tangible Net Worth shall increase annually beginning December 31, 2000 by an amount equal to at least fifty percent (50%) of Borrower's pre-tax income. Tangible Net Worth, as used in this Agreement, is defined to be (i) total assets of the Borrower (limited as provided below) plus (ii) any indebtedness of Borrower (Subordinated Debt) that is fully and unconditionally subordinated to all indebtedness and obligations owed by the Borrower to Bank less (iii) the total liabilities of the Borrower, contingent or otherwise. The sum of the following shall be excluded from the calculation of total assets of the Borrower: (w) goodwill, including any amounts (however designated on the Borrower's balance sheet) representing the cost of acquisition of assets or stock in excess of underlying tangible assets, (x) patents, trademarks, copyrights, deferred charges (including but not limited to, unamortized discount and expenses, but excluding therefrom any prepaid expenses), intangible and other similar assets, (y) advances to stockholders, officers, employees or other related parties of the Borrower and (z) all other assets properly classified as intangible assets.

         (t) Opinion of Counsel. Borrower shall provide Bank an opinion of counsel in the form satisfactory to Bank's counsel providing opinions by Borrower's counsel as to the existence of Park, Dougherty and RX , where and when applicable, that the value received by each Guarantor and the binding effect of each Guaranty and each Pledge Agreement by a Guarantor , an opinion on usury, organization and good standing of the Borrower and each Guarantor as well as the authorization of Borrower and each Guarantor to conduct business in the State of Texas, and evidence that all requisite corporate action, authority of the executing officer and no third-party consents are required, together with such other opinions as might be appropriate under the circumstances to accomplish the Loan and evidence Borrower's and, when applicable, each Guarantor's ability to enter into, execute and perform under the terms of the Loan Documents.

8. NEGATIVE COVENANTS. Until (i) the Revolving Line of Credit Note and the Term Equipment Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and
(ii) the Bank has no further commitment to lend hereunder, Borrower will not, without the prior written consent of Bank:

         (a) Debt. Directly or contingently create, incur, assume or suffer to exist any debt for borrowed money, whether by way of loan, guaranty or the issuance or sale of bonds, debentures, notes or securities, including deferred debt for the purchase price, except (i) the Loan described herein, (ii) current accounts payable and other current obligations (other than for borrowed money) arising out of transactions in the ordinary course of business and (iii) loans by any one of the three corporations comprising the Borrower to any one or more of the other corporations comprising the Borrower;

         (b) Mergers; Dispositions. Form any new Subsidiary or merge or invest in or consolidate with any corporation or other entity, or sell, lease, assign, transfer, or otherwise dispose of (whether in one transaction or as a series of related transactions) all or substantially all of its assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise, all or substantially all of the assets of any corporation or other entity. Provided, however, that Bank does approve any action by Borrower to spin- off RX-Pro.Com, Inc. and commits to release Park's common stock in RX, RX's accounts receivable and equipment, all of which are part as LOC Collateral if the proceeds of that transaction received by Borrower are applied to the then outstanding balance of the Credit Facility to the extent necessary to bring Borrower into compliance with the terms and provisions of this Loan Agreement. If Borrower is otherwise in compliance with the terms of the Loan Agreement and not in default under any Loan Document, in a "spin-off" transaction of RX-Pro.Com, Inc., Borrower shall be entitled to a termination of the RX Pledge Agreement at no cost or expense to Bank. Park may hereafter acquire or form a new Subsidiary if, immediately after either such acquisition or formation, Park (x) pledges the capital stock of such new Subsidiary to the Bank as security for Park's obligations under the Credit Facility and (y) should Park elect to use certain assets of a new Subsidiary as part of the Borrowing Base, causes each such new Subsidiary to execute a Guaranty and a separate Pledge Agreement all as discussed above. However, notwithstanding the increase in the Borrowing Base, the Maximum LOC Commitment Amount shall never exceed $3,000,000.00.

         (c) Change in Form of Business. Other than in respect of a spin-off of RX from Park as discussed above, Borrower shall not, directly or indirectly, engage in any business significantly and materially different from those in which it currently engages in or contemplates engaging in, or substantially altering its method of business;

         (d) Restricted Payments. During any single fiscal year, pay any cash dividend or make any other payment or distribution (in cash, property, or obligations) other than a stock dividend on account of its respective capital stock, or redeem, purchase or retire, or otherwise acquire any of its capital stock, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock, or grant or issue any capital stock, except that RX and Dougherty shall be permitted to pay cash dividends to Park; or

         (e) Liens. Create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, encumbrance, lien or security interest of any kind, upon any of its property now owned or hereafter acquired, except (i) liens, mortgages, encumbrances or security interests to secure payment of the borrowings authorized hereunder; (ii) pledges or deposits to secure obligations under workmen's compensation laws or of similar laws; (iii) deposits to secure public or statutory obligations; (iv) statutory mechanics', carriers', workmen's, repairmen's liens or other like items in the ordinary course of business with respect to obligations which are not overdue or are being contested in good faith; and (v) existing liens not contemplated under this Agreement as reflected by the financial statements submitted to the Bank dated as of December 31, 1999;

         (f) Affiliated Transactions. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any affiliate of the Borrower or a division or future subsidiary of Park, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's (or such division's or future Parks subsidiary's) business and upon fair and reasonable terms no less favorable to the Borrower (or such division or future subsidiary of Park) than would be obtained in a comparable arms-length transaction with a person not an affiliate of the Borrower (or such division or subsidiary of Park);

         (g) Disposition of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of its assets except any shares of capital stock of RX-Pro.Com, Inc. transferred in accordance with the provisions of paragraph 8.(b), above; and

         (h) Capital Expenditures. Permit its aggregate capital expenditures to exceed $500,000 during any fiscal year.

         (i) Change in Management. Permit a change in the senior management of Borrower's business operations whereby at the end of that change Thomas R. Baker and/or Joe B. Park are not the senior executive officers of Borrower. Borrower confirms that the death or legal incapacity of Thomas R. Baker or Joe B. Park shall not constitute a permitted change of management of the Borrower under this section.

9. EVENTS OF DEFAULT. In confirmation and/or in addition to the express terms of the Loan Documents, each of the following shall constitute an "Event of Default" under this Loan Agreement:

         (a) The failure of Borrower to pay when due interest on any one or both of the Notes or any other indebtedness or obligations owing to Bank by Borrower from time to time, and the continuation of such failure for a period of ten (10) days after written notice thereof by Bank to Borrower.

         (b) The failure of Borrower or any Obligated Party (as defined below) to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents (other than covenants in respect to the delivery of additional collateral, as and when required by any one of the Pledge Agreements, which covenants shall be governed by the terms of that Pledge Agreement), and the continuation of such failure for a period of thirty (30) days after written notice thereof by Bank to Borrower and, if applicable, an Obligated Party.

         (c) The occurrence of an event of default under any of the other Loan Documents or under any other agreement now existing or hereafter arising between Bank and Borrower and or any other Obligated Party and such default shall continue for a period of ten (10) days after written notice thereof from Bank to Borrower.

         (d) Any representation contained herein or in any of the other Loan Documents made by Borrower or any Obligated Party is false or misleading in any material respect as of the date made.

         (e) If Borrower or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession;
                  (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty
                  (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) fails to pay within thirty
                  (30) days any final money judgment against such party.

         (f) The death or legal incapacitation of Thomas R. Baker and/or Joe B. Park or any person obligated to pay any part of the Indebtedness; provided, however, that no such event of default shall occur if a successor executive officer nominated, appointed and/or elected is disclosed by Borrower to and approved by Bank within thirty (30) days of the date of death or legal incapacity of Thomas R. Baker and/or Joe B. Park, or absent the disclosure of a successor executive officer within that period of time, until the earliest to occur of (1) the date which is sixty (60) days after the death or date of determination of legal incapacity of Messrs. Baker and/or Park, or (2) the date which is no less than thirty (30) Business Days before the expiration of the period for filing a claim on behalf of Bank (as the holder of a matured, liquidated claim) with the appropriate probate or other court having jurisdiction over the estate and/or person of Messrs. Baker and/or Park, which date shall be determined by Bank in its sole and absolute discretion after consultation with legal counsel selected by Bank, or (3) the date which is twenty (20) Business Days after the date that the executor, administrator, or guardian of Messrs. Baker and/or Park's estate or person is duly appointed or approved by the appropriate probate or other court with jurisdiction without Borrower providing evidence that a personal representative of Thomas R. Baker and/or Joe
                  B. Park has been appointed, qualified and is serving in office. It is the intent of Borrower and Bank that Borrower is always possessed of qualified senior executive management and that Borrower can evidence that its management will not be disrupted by the absence of either Thomas R. Baker and/or Joe
                  B. Park. The Bank's determination of the continuity of management of the Borrower shall be in the Bank's sole and absolute discretion.

         (g) If Borrower defaults in any covenant or obligation in the Pledge Agreement to deliver to Bank additional collateral for the Loan and such failure continues for a period of ten (10) days after notice thereof from Bank to Borrower.

         (h) The default by or of Borrower under any one of the two Notes or any of the Loan Documents related thereto shall also constitute an event of default under the other Note not otherwise then in default.

         Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative. The term "Obligated Party", as used herein, shall mean any party other than Borrower who secures, guarantees, in whole or in part, and/or is otherwise obligated to pay all or any portion of the indebtedness evidenced by any one or both of the two Notes.

10. REMEDIES. Upon the occurrence of any one or more of the foregoing Events of Default,

         (a) the entire unpaid balance of principal of each of the two Notes, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Bank by Borrower at such time shall, at the option of Bank, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, and (b) Bank may, at its option, make further advances under the Revolving Line of Credit Note; provided, however concurrently and automatically with the occurrence of an Event of Default under subparagraph
                  (e) in the immediately preceding paragraph (i) further advances requested by Borrower under the Revolving Line of Credit Note shall cease, and (ii) the Revolving Line of Credit Note, the Term Equipment Note and all other indebtedness owing to Bank by Borrower at such time shall, without any action by Bank, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Borrower. All rights and remedies of Bank set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Bank, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

11. RIGHTS CUMULATIVE. All rights of Bank under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Bank under any and all other agreements between Borrower and Bank (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Bank under the terms of any other agreement.

12. WAIVER AND AGREEMENT. Neither the failure nor any delay on the part of Bank to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Bank, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

13. BENEFITS. This Loan Agreement shall be binding upon and inure to the benefit of Bank, Borrower, and any Obligated Party, and their respective successors and assigns, provided, however, that Borrower and any Obligated Party may not, without the prior written consent of Bank, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

14. NOTICES. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

15. CONSTRUCTION. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in Dallas County, Texas.

16. INVALID PROVISIONS. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

17. EXPENSES. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with (i) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (ii) any action in the enforcement of Bank's rights upon the occurrence of Event of Default.

18. PARTICIPATION OF THE LOAN. Borrower agrees that Bank may, at its option, sell interests in the Loans and its rights under this Loan Agreement to a financial institution or institutions and, in connection with each such sale, Bank may disclose any financial and other information available to Bank concerning Borrower to each prospective purchaser.

19. ENTIRE AGREEMENT. This Loan Agreement (together with the other Loan Documents) contains the entire agreement among the parties regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings among the parties hereto regarding same.

20. CONFLICTS. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

21. COUNTERPARTS. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

22. JURY TRIAL WAIVER. Each of the two Notes and each of the Loan Documents, and any amendment, modification or extension agreement thereto, shall contain provisions in a form then promulgated by the Bank waiving Borrower's and any other Obligated Party's right to a trial by jury.

23. ORIGINATION AND COMMITMENT FEES. Borrower agrees to pay Bank in cash at closing a loan origination fee equal to one per cent (1.0%) of the Commitment Amount for the Credit Facility. Borrower also agrees to pay to the Bank on a monthly basis a commitment fee on the average daily unused portion of the Maximum LOC Commitment Amount, from and including March 6, 2000 to and including the Maturity Date (as defined in the LOC Note) at the rate of one quarter of one percent (.25%) per annum based on a 365 day year and the actual number of days elapsed, payable on the 30th day of each month, commencing March 6, 2000, and ending on the Maturity Date.

         If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Loan Agreement to the undersigned.


                                         BANK OF TEXAS, N.A.


                                         By: /s/ David J. Broussard, Jr.
                                             ----------------------------------
                                               David J. Broussard, Jr.
                                               Senior Vice President




READ, AGREED AND APPROVED:



PARK PHARMACY CORPORATION,               RX-PRO.COM, INC.,
A COLORADO CORPORATION                   A TEXAS CORPORATION


By: /s/ Thomas R. Baker                  By: /s/ Thomas R. Baker
    --------------------------------         ----------------------------------
     Thomas R. Baker, President                Thomas R. Baker, President
Date:  March 6, 2000                     Date:  March 6, 2000
    --------------------------------         ----------------------------------

DOUGHERTY'S PHARMACY, INC,
A TEXAS CORPORATION


By: /s/ Thomas R. Baker
    ------------------------------------
     Thomas R. Baker, President
Date: March 6, 2000